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                                                                    Exhibit 99.1

j2 Global Communications Announces 2002 Pro Forma Earnings Guidance of $0.40 per
                     share vs. 2001 Loss of $0.03 per share

        Expects revenue to grow from $33 million to $45 million in 2002, with pro forma EBITDA growing from $2 million to $8 million


HOLLYWOOD, Calif., March 12, 2002--j2 Global Communications, Inc. [NASDAQ:
JCOM], the provider of outsourced value-added messaging and communications services, hosted its Q4 and year-end 2001 investor Webcast on February 19/th/. In addition to reporting fiscal 2001 financial and operating results, j2 provided guidance for 2002.

j2 announced that revenues for 2001 had increased from $13.9 million in 2000 to $33.3 million in 2001. Pro forma EBITDA rose from ($17.0 million) to $2.0 million and pro forma loss improved from ($17.9 million) to ($0.3 million).

[Editors: Please visit j2's Website, www.j2global.com, for complete financial
                                     ----------------
information.]

"2001 was a year of consistent achievement for j2," said Scott Jarus, President of the Company. "We experienced growth in all areas, achieved positive pro forma EBITDA and pro forma earnings in the second quarter, and set new records for the third and fourth quarters. Perhaps most impressive, we did all of this in a year that was devastating for so many high-growth companies." Jarus emphasized that Q4 2001 represented j2's 18/th/ consecutive quarter of revenue growth, and that the Company is virtually debt-free.

"For some companies, there can be a disconnect between revenue and earnings growth," continued Jarus. "This is not the case with j2. While we have grown rapidly, we have done so while maintaining our commitment toward building a profitable, cash-generating business."

Future Growth

j2 released the following 2002 estimates: Year-end revenue of $45 million, pro forma EBITDA of $8 million, and pro forma earnings of $4.3 million or $0.40 per share. The following chart summarizes key financial data for j2 for fiscal years 2000 and 2001, as compared with the Company's 2002 estimates:
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
--------------------------------------------------------------------------------------------
   (in millions, except for per share data)        FY 2000        FY 2001        FY 2002
                                                                                 Estimate
--------------------------------------------------------------------------------------------
Revenue                                              $  13.9        $  33.3            $45.0
--------------------------------------------------------------------------------------------
GAAP Earnings (Loss)                                  ($22.2)         ($7.8)           $ 4.0
--------------------------------------------------------------------------------------------
Add back amortization of goodwill and other              4.4            6.9              0.3
 intangibles
--------------------------------------------------------------------------------------------
Add back other one-time items, net                        --            0.6               --
--------------------------------------------------------------------------------------------
Pro Forma Earnings (Loss)*                            ($17.9)         ($0.3)           $ 4.3
--------------------------------------------------------------------------------------------
Pro Forma Earnings (Loss) Per Share                   ($1.96)        ($0.03)           $0.40
--------------------------------------------------------------------------------------------
Pro Forma EBITDA                                      ($17.0)       $   2.0            $ 8.0
--------------------------------------------------------------------------------------------

                     *Numbers may not foot due to rounding

The Company also put into perspective for investors anticipated growth for each of j2's three sales channels: Web, Corporate and Licensed Services. Management forecasted Web channel revenue growth at between 5% and 10%, quarter to quarter, and Corporate channel revenue growth at between 10% and 33%, quarter to quarter. Due to the nature of Licensed Services opportunities, management explained that it is impossible to predict growth in this channel. The Company also indicated that it anticipates progressively larger amounts of quarterly revenue growth to flow through to pro forma EBITDA--between 10% and 20% in Q1 2002, between 20% and 30% in Q2 2002, and over 50% in each of Q3 and Q4 2002.

Glossary of Financial Terms:

"GAAP Earnings (Loss)": Net earnings or loss attributable to common stockholders calculated in accordance with Generally Accepted Accounting Principles.

"Pro Forma Earnings (Loss)": GAAP Earnings (Loss) plus amortization of goodwill and other intangibles plus charges related to impairment of acquisition-related intangibles net of other one time items.

"Pro Forma EBITDA": Pro Forma Earnings (Loss) plus interest income (expense), net plus taxes plus other depreciation and amortization.

About j2 Global Communications:

Founded in 1995, j2 Global Communications, Inc. provides outsourced value-added messaging and communications services to more than four million customers around the world. j2's network spans over 600 cities in 18 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the eFax(R), jConnect(R), Hotsend(R), Papermaster(R), Protofax(R) and Documagix(R) brands. j2's

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industry accolades include the Deloitte & Touche Fast 50 and Fast 500 Awards,
Forbes Best of the Web Award, PC Magazine's Top 100 Websites Award, British Telecom's Tech Award and many others. For more information about j2, please visit www.j2global.com.
      ----------------

Contacts:

Christine Brodeur or Robert Karpman          Jeff Adelman
Socket Media, Inc.                           j2 Global Communications, Inc.
310-829-0556 or 310-829-0586                 323-372-3617
c.brodeur or r.karpman@socketmedia.com       press@j2.com


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:
Certain statements in this Press Release are "forward-looking statements" within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging; and other factors set forth in j2 Global's filings with the Securities and Exchange Commission ("SEC"). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K/A filed by j2 Global on April 30, 2001 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.
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